Exhibit 99 (a)(1)(A)(1)

SUPPLEMENT NO. 1 DATED AUGUST 11, 2010

TO OFFER LETTER

TO ALL HOLDERS OF WARRANTS

TO PURCHASE SHARES OF

CHINA CERAMICS CO., LTD.

JULY 27, 2010

This Supplement No. 1 (this “Supplement”) supplements and amends the Offer Letter, dated July 27, 2010 (as hereby and as it may be further supplemented or amended from time to time, the “Offer Letter”) and the related Letter of Transmittal (as it may be further supplemented or amended from time to time, the “Letter of Transmittal,” and together with the Offer Letter, the “Offer”) of China Ceramics Co., Ltd. (the “Company” or “China Ceramics”), successor to China Holdings Acquisition Corp. (“CHAC”).

Amendments to the Offer Letter

The second full paragraph on the cover page of the Offer Letter is hereby amended and restated in its entirety as follows:

“THE OFFER IS BEING MADE SOLELY UNDER THIS OFFER LETTER AND THE RELATED LETTER OF TRANSMITTAL TO ALL HOLDERS OF WARRANTS, INCLUDING WARRANTS HELD AS PART OF UNITS. THE OFFER IS NOT BEING MADE TO, NOR WILL TENDERS BE ACCEPTED FROM OR ON BEHALF OF, HOLDERS OF WARRANTS RESIDING IN ANY U.S. STATE IN WHICH THE MAKING OF THE OFFER OR ACCEPTANCE THEREOF WOULD NOT BE IN COMPLIANCE WITH THE SECURITIES, BLUE SKY OR OTHER LAWS OF SUCH U.S. STATE.”

The fifth full paragraph on the cover page of the Offer Letter is hereby amended and restated in its entirety as follows:

“The Offer is to permit holders of Warrants to tender four Warrants in exchange for one Share. A holder may tender as few or as many Warrants as the holder elects. The Company will not issue fractional Shares in the Offer. Instead, we will pay a cash adjustment for any fractional share based upon the last sale price of our Shares on the OTCBB on the last trading day before the Expiration Date. A registration statement with respect to the Shares underlying the Warrants (File No. 333-164784) was declared effective by the Securities and Exchange Commission on July 29, 2010 and is currently effective.  As long as such Registration Statement remains effective, holders are also entitled to exercise their Warrants on a cash basis during the Offer Period in accordance with their terms.”

GENERAL TERMS

The second full paragraph on page 4 of the Offer Letter is hereby amended and restated in its entirety as follows:

“Subject to the terms and conditions of the Offer, the Company is making an offer to the holders of Warrants to tender Warrants in exchange for Shares. For every four Warrants tendered, the holder will receive one Share. A holder may tender as few or as many Warrants as the holder elects. The Company will not issue fractional Shares in the Offer. Instead, we will pay a cash adjustment for any fractional share based upon the last sale price of our Shares on the OTCBB on the last trading day before the Expiration Date.  A registration statement with respect to the Shares underlying the Warrants (File No. 333-164784) was declared effective by the Securities and Exchange Commission on July 29, 2010 and is currently effective.  As long as such Registration Statement remains effective, holders are also entitled to exercise their Warrants on a cash basis during the Offer Period in accordance with their terms.”

The first full paragraph on page 5 of the Offer Letter is hereby amended and restated in its entirety as follows:

“A REGISTRATION STATEMENT WITH RESPECT TO THE SHARES UNDERLYING THE WARRANTS (FILE NO. 333-164784) WAS DECLARED EFFECTIVE BY THE SECURITIES AND EXCHANGE COMMISSION ON JULY 29, 2010 AND IS CURRENTLY EFFECTIVE.  AS LONG AS SUCH REGISTRATION STATEMENT REMAINS EFFECTIVE, HOLDERS ARE ALSO ENTITLED TO EXERCISE THEIR WARRANTS ON A CASH BASIS DURING THE OFFER PERIOD IN ACCORDANCE WITH THEIR TERMS.”

PROCEDURE FOR TENDERING WARRANTS—B. CONDITIONS OF THE OFFER

The third full paragraph on page 7 of the Offer Letter (paragraph (A) under “Conditions of the Offer”) is hereby amended and restated in its entirety as follows: “(A) no action or event shall have occurred, no action shall have been taken, and no statute, rule, regulation, judgment, order, stay, decree or injunction shall have been promulgated, enacted, entered or enforced applicable to the Offer or the exchange of Warrants for Common Shares under the Offer by or before any court or governmental regulatory or administrative agency, authority or tribunal of competent jurisdiction, including, without limitation, taxing authorities, that challenges the making of the Offer or the exchange of Warrants for Shares under the Offer or would reasonably be expected to, directly or indirectly, prohibit, prevent, restrict or delay consummation of, or would reasonably be expected to otherwise adversely affect in any material manner, the Offer or the exchange of Warrants for Shares under the Offer.”

FINANCIAL INFORMATION REGARDING THE COMPANY

The following summary financial information is hereby added prior to the first full paragraph on the fourteenth page of the Offer Letter:

“Consolidated Historical Financial Information.  Set forth below is summary consolidated financial data as of and for the years ended December 31, 2009 and 2008 for the Company.  The financial information (other than the ratios of earnings to fixed charges) for the years ended December 31, 2009 and 2008 have been derived from the audited consolidated financial statements of the Company included in its Annual Report on Form 20-F for the year ended December 31, 2009 (the “Company’s 2009 Annual Report”), and other information contained in the Company’s 2009 Annual Report.  The financial information (other than the ratios of earnings to fixed charges) for the quarters ended March 31, 2010 and 2009 was derived from the unaudited consolidated financial information set forth in the Company’s Report on Form 6-K for the quarter ended March 31, 2010.

More comprehensive financial information is included in such reports and the financial information which follows is qualified in its entirety by reference to such reports and all of the financial statements and related notes contained therein, copies of which may be obtained as set forth below under “Additional Information; Miscellaneous.”

Summary Consolidated Financial Data
(RMB in Thousands Except per Share and Operating Data)

	Unaudited as at	Audited as at December 31,
	March 31, 2010	2009	2008
Consolidated Statements of Financial Position Data
Cash and Cash Equivalents	131,860	150,121	51,606
Current assets	565,667	684,887	382,380
Non-current assets	300,542	64,349	72,340
Total assets	866,209	749,236	454,720
Current liabilities	279,782	244,139	201,269
Non-current liabilities	36,078	0	0
Total liabilities	315,860	244,139	201,269
Total equity	550,349	505,097	253,451

	Three months ended March 31,		Fiscal years ended December 31,
	2010 Unaudited	2009 Unaudited	2009 Audited	2008 Audited (Restated)
Consolidated Statement of Comprehensive Income Data:
Revenues	229,110	169,911	835,747	737,182
Gross profit	69,285	46,020	253,217	203,852
Basic Earnings per share—
Basic	4.45	5.43	24.47	28.73
Diluted	4.45	5.43	23.65	28.73
Weighted average shares outstanding—
Basic	10,164,298	5,743,320	6,246,820	5,743,320
Diluted	10,164,298	5,743,320	6,462,424	5,743,320

	Three months ended March 31,		Fiscal years ended December 31,
	2010 Unaudited	2009 Unaudited	2009 Audited	2008 Audited (Restated)
Ratio of earnings to fixed charges:
Pretax income	60,541	41,779	212,148	189,060
Fixed Charges	-	-	-	-
Total earnings	60,541	41,779	212,148	189,060
Interest expensed	1,497	208	1,375	941
Total fixed charges	62,037	41,988	213,523	190,001
Ratio of earnings to fixed charges:	97.3%	99.5%	99.4%	99.5%

RISK FACTORS; FORWARD LOOKING STATEMENTS

The fourth and fifth full paragraphs on page 16 of the Offer Letter are hereby amended and restated in their entirety as follows:

“Although there is currently an effective registration statement covering the issuance of the Shares underlying the Warrants, we cannot guarantee that a registration statement will be effective at the time that Warrant holders wish to exercise their Warrants, in which case the Warrant holders may not be able to exercise their Public Warrants.

Holders of the Public Warrants will be able to receive Shares upon exercise of the Warrants only if (i) a current registration statement under the Securities Act relating to the Shares underlying the Warrants is then effective and (ii) such shares are qualified for sale or exempt from qualification under the applicable securities laws of the states in which the various holders Warrants reside. We have agreed in the Warrant Agreement relating to the Warrants, and therefore have a contractual obligation, to use our best efforts to maintain a current registration statement covering the shares underlying Warrants to the extent required by U.S. federal securities laws, and we do presently have such a registration statement in effect. Although we intend to comply with such agreement to maintain such effective registration statement in place, we cannot give assurance that we will be able to do so. In addition, some states may not permit us to register the shares issuable upon exercise of our Warrants for sale. The value of the Warrants may be greatly reduced if a registration statement covering the shares issuable upon the exercise of the Warrants is not effective or if the securities are not qualified, or exempt from qualification, in the states in which the holders of Warrants reside. Holders of Warrants who reside in jurisdictions in which the shares underlying the Warrants are not qualified and in which there is no exemption will be unable to exercise their Warrants and would either have to sell their Warrants in the open market or allow them to expire unexercised. If and when the Warrants become redeemable by us, we may exercise our redemption right even if we are unable to qualify the underlying securities for sale under all applicable state securities laws.”

ADDITIONAL INFORMATION; MISCELLANEOUS

The first full paragraph on page 17 of the Offer Letter is hereby amended and restated in its entirety as follows:

“The Company has filed with the Securities and Exchange Commission a Tender Offer Statement on Schedule TO, of which this Offer Letter is a part. This Offer Letter does not contain all of the information contained in the Schedule TO and the exhibits to the Schedule TO. The Company recommends that holders review the Schedule TO, including the exhibits, and the Company’s other materials that have been filed with the Securities and Exchange Commission before making a decision on whether to accept the Offer.  The Company will amend its Schedule TO to include material changes from previously filed information, including updated interim financial information to the extent filed on Form 6-K, or otherwise made publicly available.”

Except as set forth in this Supplement, the terms and conditions of the Offer remain as set forth in the Offer Letter and the Letter of Transmittal.  This Supplement should be read in connection with the Offer Letter and the Letter of Transmittal.  Unless otherwise indicated, capitalized terms used in this Supplement have the same meanings given to them in the Offer Letter.

Sincerely,

China Ceramics Co. Ltd.
Junbing Industrial Zone
Anhai, Jinjiang City, Fujian Provence, PRC

THE DEPOSITARY FOR THE OFFER IS:

CONTINENTAL STOCK TRANSFER & TRUST COMPANY

BY MAIL, HAND OR OVERNIGHT DELIVERY:

CONTINENTAL STOCK TRANSFER & TRUST COMPANY
17 BATTERY PLACE, 8TH FLOOR
NEW YORK, NY 10004

BY FAX:

CONTINENTAL STOCK TRANSFER & TRUST COMPANY
FAX: (212) 616-7610
CONFIRM BY TELEPHONE:
(212) 509-4000 ext. 536

THE INFORMATION AGENT FOR THE OFFER IS:

ADVANTAGE PROXY
24925 13TH PLACE SOUTH
DES MOINES, WA 98198
Warrant holders and banks and brokerage firms, please call:
Toll Free: 877-810-8565
Main Phone: 206-870-8565
You may also email your requests to ksmith@advantageproxy.com.

ANY QUESTION OR REQUEST FOR ASSISTANCE MAY BE DIRECTED TO THE INFORMATIONAGENT AT THE ADDRESS, PHONE NUMBER AND EMAIL ADDRESS LISTED ABOVE.  REQUESTS FOR ADDITIONAL COPIES OF THE OFFER LETTER, THE LETTER OF TRANSMITTAL OR OTHER DOCUMENTS RELATED TO THE OFFER MAY ALSO BE DIRECTED TO THEINFORMATION AGENT.